Exhibit 99.1

L Catterton Asia Acquisition Corp Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing May 3, 2021

New York, April 30, 2021— L Catterton Asia Acquisition Corp (the “Company” or “we”) today announced that commencing May 3, 2021, holders of the units sold in the Company’s initial public offering of 28,650,874 units may elect to separately trade the Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LCAAU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “LCAA” and “LCAAW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Credit Suisse Securities (USA) LLC served as the sole book-running manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 10, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”, including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About L Catterton Asia Acquisition Corp

L Catterton Asia Acquisition Corp is a blank check company newly incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While we may pursue an initial target business in any industry or sector, we intend to focus our search in high-growth, consumer technology sectors across Asia. For more information about the Company, please visit www.lcaac.com.

Contact

Andi Rose / Julie Hamilton

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449